UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

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FUSHI INTERNATIONAL, INC.
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(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 15, 2007, the Board of Directors passed a resolution by unanimous written consent to (i) increase the number of the members of the Board of Directors from three to six and (ii) appoint Messrs Barry Raeburn, Feng Bai and Jiping Hua (collectively, the “New Directors”), with immediate effect, to be directors of the Company, to serve until the next annual meeting of stockholders of the Company or until their earlier resignation.

The New Directors shall be compensated as non-employee directors of the Company for all services they perform as directors of the Company, including attendance at Board of Directors meetings and service as members of committees of the Board of Directors to which they are appointed. The details of such compensation are:

1.	annual compensation of $15,000;
2.	an additional annual compensation of $5,000 for the Chairman of the Audit Committee;
3.	50,000 stock options, to be vested in accordance with the following schedule:

No. of Options	Vesting Schedule

12,500	Immediately upon their appointment as director
4,687	At the end of the first calendar quarter after their appointment
4,687	At the end of the second calendar quarter after their appointment
4,687	At the end of the third calendar quarter after their appointment
4,687	At the end of the fourth calendar quarter after their appointment
4,687	At the end of the fifth calendar quarter after their appointment
4,687	At the end of the sixth calendar quarter after their appointment
4,687	At the end of the seventh calendar quarter after their appointment
4,691	At the end of the eighth calendar quarter after their appointment

4.	$1,000 per full Board of Directors meeting attended; and
5.	$500 per full Committee meeting attended.

The New Directors would also be reimbursed for all of their out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which they would serve.

Set forth below are the brief biographies of the New Directors:

Barry L. Raeburn

Since September, 2005, Barry Raeburn has been Executive Vice President of Finance and Corporate Development for Harbin Electric, Inc. (Nasdaq: HRBN). During his tenure at Harbin Electric as Head of U.S Operations, he led the company in its successful upgrade listing to the NASDAQ Stock Exchange and provided key leadership in the areas of finance, accounting, investor and public relations, SEC compliance, corporate governance, and administration. Prior to joining Harbin, Mr. Raeburn worked as a specialty technology analyst in an investment bank covering early stage companies within multiple industries. Mr. Raeburn also spent over 6 years at an investment advisor as a financial analyst responsible for developing various quantitative ranking models and analyzing equity investments. His experience also includes forecasting and analysis of major macro economic activity. Mr. Raeburn graduated in 1996 with his BBA degree in Finance and Risk Management from Temple University.

Feng Bai

Mr. Feng Bai founded Lighthouse Consulting Ltd. in Hong Kong in February 2003 and has been its Managing Director since then. Mr. Bai has been active in advising foreign corporations to invest and setup joint ventures in the PRC. Since 1999, Mr. Bai has been doing business in China mainly in consulting, investment and distribution. From 1997 to 1999, Mr. Bai was employed by the investment banking division of Banco Santander, focusing on clients and transactions in Asia. Mr. Bai received his M.B.A. degree from Harvard Business School in 1997 and graduated from Babson College in 1993 with a B.S. in Finance/Investment and International Business Administration. Mr. Bai presently also sits on the board of Harbin Electric, Inc.

Jiping Hua

Mr. Hua has been Chairman of China Optical & Electrical Cable Association since 2000 and is a preeminent expert in the wire and cable industry of People’s Republic of China. He brings to Fushi over 40 years of experience focused on the research and development of special cable and new materials applications. He was one of the major authors of the widely used textbook, “Information Transmission Line and Applications”. Over the years, Mr. Hua has been awarded the prestigious title of “Expert with Outstanding Contributions” by the Ministry of Electrical Industry of China and has been the recipient of National Special Allowance to Outstanding Scientists from the Chinese government. Mr. Hua was also a member of the 10th Shanghai People’s Congress, former President of the 23rd Research Institute of Electronics Industry , Fellow of the China Institute of Electronics (CIE), Senior Member of the Institute of Electrical and Electronics Engineers (IEEE) and Director of the Shanghai Science & Technology Veterans Association. Mr. Hua graduated from the Shanghai Jiao Tong University in 1962 with a BS in Electrical Engineering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI INTERNATIONAL, INC.

Date: June 18, 2007
/s/ Chris Wang
Chris Wang
Chief Financial Officer